Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

J.A. THOMAS AND ASSOCIATES, INC.,

THE SHAREHOLDERS OF J.A. THOMAS AND ASSOCIATES, INC.,

NUANCE COMMUNICATIONS, INC.

and

DONALD LEEPER,

SOLELY IN HIS CAPACITY AS THE SHAREHOLDER REPRESENTATIVE

Dated: October 1, 2012

i

ii

iii

ANNEX I	Sellers

SCHEDULE I Form of Closing Working Capital Calculation and Balance Sheet

EXHIBITS

A	Form of Escrow Agreement
B	Form of Settlement Statement

SCHEDULES

3.3	Conflicts
3.4	Material Contracts
3.6	Capitalization
3.7	Litigation
3.8(b)	Real Property Leases and Leased Real Property
3.10	Financial Statements
3.11	Material Changes
3.12(a)	Company Employees
3.12(e)	Liability for Termination of Employment
3.12(f)	Audit of Company Employment Practices
3.12(g)	Affirmative Action Obligations
3.13(a)(i)	List of Plans
3.13(a)(ii)	ERISA Employee Benefit Plans
3.15(b)	Patent Rights and Registered Trademark Rights
3.15(c)	Material In-bound IP Agreements
3.15(d)	Material Out-bound IP Agreements
3.15(e)	Material IP Rights Not Owned by the Company
3.15(f)	Registration and Maintenance of all Patent and Registered Trademark Rights
3.15(j)	Company Products
3.15(k)	Open Source Software
3.15(m)	Disclosure of Source Code
3.16	Affiliated Transactions
3.17	Insurance
3.19	Broker’s, Finder’s or Similar Fees
4.3	Title to Shares
4.10	Date of Acquisition
9.3(c)	Principals and Methodologies for Form 8883

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of October 1, 2012, by and among J.A. Thomas and Associates, Inc., a Georgia corporation (the “Company”), the stockholders of the Company listed on Annex I attached hereto (collectively the “Sellers” and each individually a “Seller”), Nuance Communications, Inc., a Delaware corporation (the “Purchaser”), and Donald Leeper, solely in his capacity as the Seller Representative.

WHEREAS, Sellers are the beneficial and record owners of all of the issued and outstanding shares of common stock (the “Common Stock”) of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, each Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from such Seller, the number of shares of Common Stock owned by such Seller set forth across from such Seller’s name on Annex I attached hereto under the column titled “Purchased Shares” (such Seller’s “Purchased Shares”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Purchaser to enter into this Agreement, each of the Key Employees has entered into a letter agreement with the Company or Purchaser and an employee proprietary information, inventions assignment and non-competition agreement (collectively, the “Employment Agreements”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accounting Firm” has the meaning set forth in Section 2.7(c) of this Agreement.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Allocable Portion” means, with respect to each Seller, such Seller’s Pro Rata Portion; provided, however, that each Seller’s Allocable Portion shall be 100% of any Losses related to or arising out of a breach by such Seller of any representation and warranty made by such Seller in Article IV of this Agreement or any covenant of such Seller made in Article X, and the Allocable Portion of each other Seller shall be 0% of such amounts. In no event shall any Seller’s liability exceed the limitations set forth in Section 8.3.

“Annual Company Financials” has the meaning set forth in Section 3.10(a) of this Agreement.

“Assets” has the meaning set forth in Section 3.14 of this Agreement.

“Balance Sheet Date” means July 31, 2012.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Georgia are authorized or required by law or executive order to close.

“Cause” means with respect to each Seller, such Seller’s failure to cure within 60 days following receipt of written notice that fully describes the alleged Cause, any of the following actions which cause actual and material harm to the Company: (i) act of dishonesty, fraud, or gross negligence in the performance of his or her duties; (ii) conviction of a felony or a crime involving an act of moral turpitude; (iii) intentional breach of written policies of the Company known to the Seller; (iv) failure to perform the material duties of his or her position; or (v) intentional failure to abide by the lawful directives of the Company that are consistent with Seller’s employment position with the Company.

“Claims” has the meaning set forth in Section 3.7 of this Agreement.

“Closing” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Company Cash” means an amount equal to (a) the aggregate cash and cash equivalents of the Company as calculated as of the close of business on the day prior to the Closing Date in accordance with GAAP; provided, that the amount of such cash shall be reduced by the amount reflected on any checks written, drafts issued or electronic funds transfers in transit made by the Company that have not yet cleared as of such time in which case any corresponding account payable shall be excluded from Closing Working Capital (and, without double counting, the amount of such cash shall include the amounts reflected on checks payable to the order of the Company that have been received by the Company prior to such time but that have not cleared, in which case any corresponding account receivables shall be excluded from Closing Working Capital), minus (b) the aggregate amount of any overdrafts on the bank accounts of the Company all as calculated as of the close of business on the day prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Purchase Price” has the meaning set forth in Section 2.2 of this Agreement for the Purchased Shares.

“Closing Purchase Price Certificate” has the meaning set forth in Section 2.7(a) of this Agreement.

“Closing Working Capital” means the difference between (a) the consolidated book value of all assets of the Company that are classified as current assets in accordance with the Company’s historic accounting policies and practices (excluding cash and cash equivalents, prepaid insurance, deferred tax assets and related party receivables and loans), minus (b) the consolidated book value of all liabilities of the Company that are classified as current liabilities in accordance with the Company’s historic accounting policies and practices (excluding third party and related party debt, insurance loans and deferred tax liabilities, but including any unpaid Taxes of the Company attributable to any Tax period or portion of a period ending on or prior to the Closing Date, including any payroll or employment taxes with respect to bonuses, severance, exercise or cash-out of options or other compensatory payments in connection with the transactions contemplated by this Agreement), all as calculated as of the close of business on the day prior to the Closing Date in accordance with the Company’s historic accounting policies and practices as used in the preparation of the Financial Statements and in a manner consistent with the example set forth on Schedule I, including the ledger items used therein. Any item included as a component of Debt shall not be included in the computation of Closing Working Capital.

“CMI Performance Guarantee” means the promise provided by Company, in the ordinary course of business to its customers following customer assessments that implementation of the Company’s services will improve the customer’s historical (non-managed) Medicare case mix index by a specified percentage, substantially in the manner provided in the Company’s standard form, a copy of which has been provided to Purchaser.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute, including effective date and transition rules, whether or not codified.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Commonly Controlled Entity” means any entity which is under common control with the Company within the meaning of Code section 414(b), (c), (m), (o) or (t).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 3.13(n) of this Agreement.

“Company Business” means the business of the Company, including providing clinical documentation improvement solutions to hospitals and other healthcare providers (i) as currently conducted by the Company and (ii) as currently contemplated by the Company using the Company Products identified as under development on Schedule 3.15(j).

“Company IP Rights” has the meaning set forth in Section 3.15(a)(ii) of this Agreement.

“Company Products” has the meaning set forth in Section 3.15(j) of this Agreement.

“Company Securities” has the meaning set forth in Section 3.11(b) of this Agreement.

“Condition of the Company” means the assets, business, properties, operations, results of operations or financial condition of the Company, taken as a whole.

“Contest” means any audit, claim for refund, or administrative or judicial proceeding relating to Taxes.

“Contingent Consideration” means Twenty-Five Million Dollars ($25,000,000), subject to reduction as provided in Section 2.8(b) of this Agreement, consisting of, at the option and in the sole discretion of Purchaser, either one or the other or any combination of (x) cash and/or (y) that number of fully paid, nonassessable shares of Purchaser Common Stock equal to the number obtained by dividing the dollar amount of the portion of such Contingent Consideration elected by Purchaser to be paid in stock by the Purchaser Common Stock Trading Price; provided, however, that not more than Fifteen Million Dollars ($15,000,000) of the Contingent Consideration shall consist of Purchaser Common Stock.

“Continuing Employees” has the meaning set forth in Section 6.4 of this Agreement.

“Contract” or “Contracts” means, whether oral or written any agreement, undertaking, contract, indenture, mortgage, note, bond, deed of trust or other instrument to which the applicable Person is a party or by which it or any of its property is bound.

“Copyrights” has the meaning set forth in Section 3.15(a)(iii) of this Agreement.

“Covered Personal Information” means the following information the Company collects, uses or discloses from or about an individual: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) physical location; or (vii) Protected Health Information (as such term is defined in HIPAA); or (viii) any other information from or about an individual consumer that could be used to identify an individual or otherwise facilitate decisions regarding individuals.

“Debt” means, with respect to the Company determined in accordance with GAAP, all liabilities for (a) indebtedness for borrowed money including, without limitation, indebtedness for borrowed money under any credit agreements or bank line of credit of the Company, (b) indebtedness that is evidenced by a note, bond or debenture, (c) obligations with respect to any drawn letters of credit, bankers’ acceptances, surety bonds or interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements, (d) any guaranty of the type of obligations described in (a) – (c) above, (e) any Transaction Expenses deemed to be Debt pursuant to Section 11.2 and (f) all accrued interest, fees, premiums, penalties and/or other amounts due in respect of any of the foregoing.

“Delivery” has the meaning set forth in Section 9.3(b) of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.7(b) of this Agreement.

“Due Date” has the meaning set forth in Section 8.3(c) of this Agreement.

“Employment Agreements” has the meaning set forth in the recitals to this Agreement.

“Environmental Laws” means federal, state, and local laws, regulations, rules, treaties, directives, statutes, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment, public health and safety, or which prohibit, regulate or control any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.3(b) of this Agreement.

“Escrow Agent” has the meaning set forth in Section 2.3(b) of this Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.3(b) of this Agreement.

“Escrow Amount” has the meaning set forth in Section 2.3(b) of this Agreement.

“Estimated Closing Date Certificate” has the meaning set forth in Section 2.4 of this Agreement.

“Estimated Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Expiration Date” means the first anniversary of the Closing Date.

“Filing Party” has the meaning set forth in Section 9.1(c) of this Agreement.

“Final Allocation” has the meaning set forth in Section 9.3(c) of this Agreement.

“Final Resolution” has the meaning set forth in Section 8.5(a) of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.10(a) of this Agreement.

“Forms” has the meaning set forth in Section 9.3(b) of this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Good Reason” means a Seller’s resignation within sixty (60) days following the expiration of any cure period (as provided below) following the occurrence of one or more of the following, without such Seller’s written consent: (i) a reduction by more than 10% in such Seller’s annual base salary as in effect immediately prior to such reduction, unless such reduction is consistent with similar reductions made for substantially all similarly situated employees within the Company and Purchaser or is otherwise agreed to by such Seller; or (ii) a change in the geographic location at which such Seller is instructed or required to perform his or her services that extends for 90 days or more; provided, however, that in no instance will the relocation of such Seller to a facility or a location within fifty (50) miles or less of such Seller’s then current office location be deemed a change for purposes of this definition. A Seller shall not be entitled to resign for Good Reason without first providing Purchaser with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the Seller becoming aware of the existence of the grounds for “Good Reason” and a cure period of sixty (60) days following the date of such notice.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Material” means any material, chemical, emission or substance that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, reproduction or the environment.

“Healthcare Laws” means the following Requirements of Law relating to the provision, administration, and/or payment for healthcare or healthcare-related products or services, including: (a) rules and regulations governing the operation and administration of Medicare, Medicaid or other federal and state health care programs; (b) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute”; (c) 31 U.S.C. §§ 3279 et seq., commonly referred to as the “False Claims Act”; and (d) 31 U.S.C. § 3801 et seq., commonly referred to as the “Program Fraud Civil Penalties Act, in each case, as such Requirements of Laws may be amended.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended, and the rules and regulations promulgated thereunder.

“Indemnitee” has the meaning set forth in Section 6.3(a) of this Agreement.

“Interim Company Financials” has the meaning set forth in Section 3.10(a) of this Agreement.

“IP Rights” has the meaning set forth in Section 3.15(a)(i) of this Agreement

“Joint Direction” has the meaning set forth in Section 8.5(b)(i) of this Agreement.

“Key Employee” means each of Gary Hullquist, Donald Leeper, Joanne Webb and Paul Weygandt.

“Knowledge” means (a) when applied to any Seller, the actual knowledge of such Seller, and (b) when applied to the Company, the actual knowledge of all of the Sellers after due and reasonable inquiry of such Person’s direct reports who would reasonably be expected to have actual knowledge of the matter in question and (c) when applied to the Purchaser, the actual knowledge of all executive officers of the Purchaser after due and reasonable inquiry of such Person’s direct reports who would reasonably be expected to have actual knowledge of the matter in question.

“Leased Real Property” has the meaning set forth in Section 3.8(b) of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 8.1 of this Agreement.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that is or is reasonably likely to be materially adverse to the Condition of the Company or to the ability of any party to this Agreement to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions that do not disproportionately affect the Company as compared to other companies in the same industry as the Company, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not disproportionately affect the Company as compared to other companies in the same industry as the Company, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP that do not disproportionately affect the Company as compared to other companies in the same industry as the Company, (v) changes in Requirements of Law that do not disproportionately affect the Company as compared to other companies in the same industry as the Company, (vi) the taking of any action required to be taken under this Agreement and the other agreements contemplated hereby or (vii) the announcement and pendency of the transactions contemplated by this Agreement.

“Material Company IP Rights” has the meaning set forth in Section 3.15(a)(iv) of this Agreement.

“Material Contracts” has the meaning set forth in Section 3.4(a) of this Agreement.

“Material Customer Contracts” has the meaning set forth in Section 3.4(a)(ii) of this Agreement.

“Material In-Bound IP Agreement” has the meaning set forth in Section 3.15(c) of this Agreement.

“Material IP Agreements” has the meaning set forth in Section 3.15(d) of this Agreement.

“Material Out-Bound IP Agreement” has the meaning set forth in Section 3.15(d) of this Agreement.

“Negative Adjustment Amount” means an amount equal to the excess, if any, of the Estimated Purchase Price over the Closing Purchase Price as finally determined pursuant to Section 2.7 (or as otherwise agreed to by Purchaser and the Seller Representative).

“Open Source Software” has the meaning set forth in Section 3.15(j) of this Agreement.

“Patent Rights” has the meaning set forth in Section 3.15(a)(v) of this Agreement.

“Paying Party” has the meaning set forth in Section 9.1(c) of this Agreement.

“Permits” has the meaning set forth in Section 3.5 of this Agreement.

“Permitted Exception” means with respect to such Seller, his or her death, permanent disability that in the reasonable judgment of Purchaser prevents such Seller from fulfilling his or her duties, termination without Cause or termination for Good Reason.

“Permitted Liens” has the meaning set forth in Section 3.14 of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, change of control, bonus, incentive, pension, profit-sharing, thrift savings, retirement, stock option, stock purchase, other equity-based award (whether payable in stock, cash or otherwise) or severance pay plan, any life, health, disability or accident insurance plan, whether or not subject to ERISA, which is maintained, contributed to (including arrangements that involve the mere forwarding of employee payroll deductions), by the Company or any Commonly Controlled Entity or with respect to which the Company or by Commonly Controlled Entities may have any direct or indirect, actual or contingent liability.

“Positive Adjustment Amount” means an amount equal to the excess, if any, of the Closing Purchase Price as finally determined pursuant to Section 2.7 (or as otherwise agreed to by Purchaser and the Seller Representative) over the Estimated Purchase Price.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.1(b) of this Agreement.

“Privacy Laws” shall mean any Laws arising out of or relating to the collection, use or disclosure of Covered Personal Information including without limitation the Gramm-Leach-Bliley Act of 1999, as amended, and the rules and regulations promulgated thereunder; the Fair Credit Reporting Act; the Fair and Accurate Transactions Act, as may be amended, and the rules and regulations promulgated thereunder; the FTC Act; HIPAA, as amended by ARRA and the HITECH Act; and state data breach notification, social security number protection, and consumer protection Requirements of Law that arise out of or relate to the collection, use or disclosure of Covered Personal Information.

“Privacy Policy” has the meaning set forth in Section 3.20(b) of this Agreement.

“Property Taxes” has the meaning set forth in Section 9.1(c) of this Agreement.

“Pro Rata Portion” means with respect to each Seller a percentage equal to (a) the number of shares of Common Stock held by such Seller immediately prior to the Closing divided by (b) the total number of shares of Common Stock issued and outstanding immediately prior to the Closing.

“Purchase Price” means the Closing Purchase Price plus the Contingent Consideration.

“Purchased Shares” has the meaning set forth in the recitals to this Agreement.

“Purchaser Common Stock” shall mean the common stock, par value $0.001 per share, of Purchaser.

“Purchaser Common Stock Trading Price” shall mean the volume-weighted sales price per share rounded to four (4) decimal places of Parent Common Stock on the Nasdaq Global Select Market for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the thirteenth (13th) Business Day and concluding at 4:00 p.m. New York time on the third (3rd) Business Day immediately preceding the second anniversary of the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 8.1(a) of this Agreement.

“Real Property Leases” has the meaning set forth in Section 3.8(b) of this Agreement.

“Required Financials” has the meaning set forth in Section 6.1(a) of this Agreement.

“Requirements of Law” means any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon any Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Restricted Period” has the meaning set forth in Section 10.1(a) of this Agreement.

“Restricted Territory” has the meaning set forth in Section 10.1 of this Agreement.

“Restrictive Covenants” has the meaning set forth in Section 10.2 of this Agreement.

“Retiree Welfare Plan” means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980B of the Code, commonly referred to as “COBRA,” the cost of which is fully paid by the current or former employee or his or her dependents).

“Section 338(h)(10) Election” has the meaning set forth in Section 9.3(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Seller Indemnifying Party” has the meaning set forth in Section 8.1 of this Agreement.

“Seller Representative” has the meaning set forth in the preamble to this Agreement and will include, upon the resignation, death or adjudicated incompetence of the Seller Representative, any successor agent selected in accordance with Section 8.6.

“Seller Specified Representation” has the meaning set forth in Section 8.3(a) of this Agreement.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Settlement Statement” means the Settlement Statement in the form attached hereto as Exhibit B.

“Straddle Period” has the meaning set forth in Section 9.1(c) of this Agreement.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Target Working Capital” means Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

“Tax Adjustment” has the meaning set forth in Section 9.3(a) of this Agreement.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements filed or required to be supplied to a Governmental Authority in connection with Taxes, together with any registrations, licenses, certificates, permits, affidavits, or other documents filed or required to be filed, maintained, or delivered as a condition to the Tax status or characterization of any Person or transaction, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, margin, franchise, profits or gross receipts, and (y) ad valorem, value added, property, capital or other gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, unclaimed or escheated property and customs duties, as well as any vehicular registration, licensure, tag or similar fees and taxes and (ii) any transferee, successor, or responsible person liability or liability otherwise arising by operation of law or under any Contract or arrangement in respect of any items described in clause (i) above.

“Third Party Claim” has the meaning set forth in Section 8.2 of this Agreement.

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Trademark Rights” has the meaning set forth in Section 3.15(a)(vi) of this Agreement.

“Transaction Documents” means, collectively, this Agreement and all certificates and other documents delivered simultaneously with this Agreement or to be delivered at Closing in connection with the transactions contemplated hereby, including, without limitation, the Escrow Agreement, and the Settlement Statement.

“Transaction Expenses” has the meaning set forth in Section 11.2 of this Agreement.

“Union” has the meaning set forth in Section 3.12(c) of this Agreement.

“WARN Act” has the meaning set forth in Section 3.12(h) of this Agreement.

ARTICLE II

PURCHASE AND SALE OF STOCK

Section 2.1 Closing; Closing Date. The closing of the purchase of the Purchased Shares contemplated hereby (the “Closing”) shall take place at the Atlanta, Georgia offices of Womble Carlyle Sandridge & Rice, LLP at 10:00 am Eastern Time, or remotely via the exchange of executed documents and other closing deliverables, on the date hereof upon satisfaction or waiver of all of the conditions to the Closing set forth in Article VII or such other time or date as the parties may mutually agree in writing. The time and date upon which the Closing occurs is referred to as the “Closing Date.”

Section 2.2 Sale and Purchase of Shares. At the Closing, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements of the Sellers contained herein, the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, all of the Purchased Shares for an aggregate amount equal to (a) Two Hundred Forty Million and 00/100 Dollars ($240,000,000.00) less (b) the amount, if any, by which Target Working Capital exceeds Closing Working Capital, plus (c) the amount, if any, by which Closing Working Capital exceeds Target Working Capital, plus (d) the amount of Closing Company Cash (the result of clauses (a) through (d), the “Closing Purchase Price”). At Closing, the amounts of Closing Working Capital and Closing Company Cash shall be determined based on the Estimated Closing Date Certificate delivered pursuant to Section 2.4. The estimated Closing Purchase Price (as estimated in accordance with the preceding sentence, the “Estimated Purchase Price”) shall be paid in accordance with Section 2.3 and shall be subject to adjustment pursuant to Section 2.7.

Section 2.3 Payment of Estimated Purchase Price. At the Closing, Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds, an aggregate amount equal to the Estimated Purchase Price, which shall be payable in accordance with the Settlement Statement as follows:

(a) First, pay an aggregate amount equal to the amount of Debt (including any interest due as of the Closing Date and excluding any Debt included in the calculation of Closing Working Capital), if any, to each Person and in such amounts as is required to discharge the Debt in full;

(b) Second, deliver to U.S. Bank, National Association (the “Escrow Agent”) cash, by wire transfer of immediately available funds, an amount equal to Forty-Five Million Dollars ($45,000,000) (the “Escrow Amount”), such amount to be held in an interest bearing escrow account (the “Escrow Account”) and distributed in accordance with the terms of an escrow agreement in the form of Exhibit A among Purchaser, the Escrow Agent and the Seller Representative (the “Escrow Agreement”); and

(c) Third, pay to each Seller its Pro Rata Portion of an aggregate amount equal to the remainder of the Estimated Purchase Price after the payments in (a) and (b) above.

Section 2.4 Estimated Closing Date Certificate. One (1) Business Day prior to the Closing, the Sellers will furnish to Purchaser a certificate signed by the Seller Representative and an executive officer of the Company (the “Estimated Closing Date Certificate”) setting forth a good faith estimate of (a) Debt, if any, (b) Closing Working Capital, (c) Closing Company Cash and (d) the resulting Estimated Purchase Price, in each case, calculated in accordance with this Agreement.

Section 2.5 Deliveries at Closing by the Sellers. At the Closing, and upon satisfaction or waiver of the conditions set forth in Article VII, the Sellers will, or will cause the Company to, deliver or cause to be delivered the instruments, consents, certificates and other documents required of them by Article VII.

Section 2.6 Deliveries at Closing by Purchaser. At the Closing, and upon satisfaction or waiver of the conditions set forth in Article VII, Purchaser will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Article VII.

Section 2.7 Determination of Closing Purchase Price.

(a) Within ninety (90) days after the Closing Date, Purchaser will deliver to the Seller Representative a certificate (the “Purchase Price Certificate”) executed by Purchaser setting forth Purchaser’s good faith calculation of (i) Debt, (ii) Closing Working Capital, (iii) Closing Company Cash, (iv) the Closing Purchase Price and (v) the difference between the Estimated Purchase Price and the Closing Purchase Price.

(b) If the Seller Representative delivers written notice (a “Dispute Notice”) to Purchaser within thirty (30) days after receipt by the Seller Representative of the Purchase Price Certificate, stating, on behalf of the Sellers, that the Sellers object to any item in the Purchase Price Certificate, specifying the basis for such objection, the Seller Representative and Purchaser will attempt to resolve and finally determine and agree upon such item as promptly as practicable. If the Seller Representative does not deliver a Dispute Notice to Purchaser within such thirty (30) day period, then the Closing Purchase Price specified in the Purchase Price Certificate will be deemed to be true and correct in all respects and will be final and binding upon the parties. To the extent that any items that are components of the Estimated Purchase Price are not disputed in the Purchase Price Certificate or components in the Purchase Price Certificate are not disputed in a Dispute Notice, such components shall be final and binding on the Sellers and Purchaser.

(c) If the Seller Representative and Purchaser are unable to agree upon the Closing Purchase Price within fifteen (15) days after delivery of the Dispute Notice, then the Seller Representative and Purchaser shall submit the items in dispute to PricewaterhouseCoopers LLP or if such firm is unable or unwilling to act, an independent, nationally recognized accounting firm reasonably acceptable to each of the Seller Representative and Purchaser, will resolve the items in dispute and calculate the Closing Purchase Price (such firm, the “Accounting Firm”). The Accounting Firm will make a determination of the Closing Purchase Price. The Accounting Firm shall address only those items in dispute and may not determine a Closing Purchase Price greater than the greatest price claimed by either party or smaller than the smallest price claimed by either party. The determination of the Accounting Firm will be made within sixty (60) days after submission of the items in dispute and such determination shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees, costs and expenses of the Accounting Firm will be borne pro rata as between the Sellers, on the one hand, and Purchaser, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items in relation to the claims made by the Seller Representative and Purchaser, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(d) Within ten (10) Business Days after such time as the Closing Purchase Price is finally determined in writing as described above (or as otherwise agreed to by Purchaser and the Seller Representative):

(i) if the Closing Purchase Price exceeds the Estimated Purchase Price, Purchaser shall pay to the Seller Representative, by wire transfer of immediately available funds to an account selected by the Seller Representative (for distribution amongst the Sellers based on their Pro Rata Portions) an amount equal to the Positive Adjustment Amount; or

(ii) if the Estimated Purchase Price exceeds the Closing Purchase Price, the Seller Representative and Purchaser shall deliver to the Escrow Agent a Joint Direction instructing the Escrow Agent to pay Purchaser an amount equal to the Negative Adjustment Amount.

(e) Payment of any amounts due as set forth in Section 2.7(d) shall constitute full and final settlement of all claims or disputes related to the calculation of the Closing Purchase Price. No adjustment to the Closing Purchase Price pursuant to this Section 2.7 shall be considered a breach of any representation, warranty or other provision of this Agreement.

Section 2.8 Payment of Contingent Consideration.

(a) Subject to the following requirements and conditions set forth in this Section 2.8, on the second anniversary of the Closing Date, Purchaser shall pay or cause to be paid the Contingent Consideration to each Seller based on their respective Pro Rata Portion of the Contingent Consideration.

(b) Notwithstanding anything to the contrary contained herein, if the employment with either Purchaser or the Company, as the case may be, of one, two, three or four of Joanne Webb, Donald Leeper, Gary Hullquist or Paul Weygandt is terminated (other than termination for a Permitted Exception), prior to the second anniversary of the Closing Date, then the Contingent Consideration shall be reduced to Eighteen Million Seven Hundred Fifty Thousand Dollars ($18,750,000), Twelve Million Five Hundred Thousand Dollars ($12,500,000), Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) and Zero Dollars ($0), respectively.

(c) If Purchaser elects to pay a portion of the Contingent Consideration through the delivery of shares of Purchaser Common Stock, Purchaser shall ensure that such shares of Purchaser Common Stock are registered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

AS TO THE COMPANY

Except as set forth in the Seller Disclosure Schedules, each of the Company and Sellers represents and warrants to Purchaser as of the date hereof as follows:

Section 3.1 Corporate Existence and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the Company Business; (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of the Company Business requires such qualification, except where the lack of such qualification or licensing would not have a Material Adverse Effect; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents.

Section 3.2 Governmental Authorization. The execution, delivery and performance by Sellers of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.3 Noncontravention. The execution, delivery and performance by Sellers of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation or bylaws of the Company as currently in effect, (b) assuming compliance with the matters referred to in Section 3.2, violate any applicable Requirement of Law, (c) except as set forth in Schedule 3.3, require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company under any Contract or (d) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company; except with respect to (b) and (c) above, which violations, breach, conflict default or acceleration would not have a Material Adverse Effect.

Section 3.4 No Default or Breach; Material Contracts.

(a) Schedule 3.4 sets forth a list of all of the following Contracts of the Company (together with the Material IP Agreements, the “Material Contracts”):

(i) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets requiring aggregate annual payments by the Company of $150,000 or more;

(ii) any sales, distribution or other similar agreement providing the sale by the Company of materials, supplies, goods, services, equipment or other assets between the Company and any customer of the Company that for the twelve month period ending as of the Balance Sheet Date resulted in, or is reasonably anticipated to result in during the calendar year 2012, aggregate payments by such customer to the Company of $150,000 or more (each a “Material Customer Contract”);

(iii) any partnership, joint venture or other similar agreement or arrangement;

(iv) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(v) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor, or salesperson, other than any at-will employment or services agreement providing no severance or other-post-termination benefits (other than continuation coverage required by law);

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vii) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company to compete in any line of business or with any Person after the Closing Date, including any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;

(viii) any agreement containing any obligation to provide support or maintenance for the Company Products for any period in excess of twenty-four (24) months;

(ix) any sales representative, original equipment manufacturer, value added, remarketer, distributor, reseller, or independent software vendor, or other agreement for distribution of the Company Products;

(x) any agreement providing for (i) indemnification with respect to any guaranty or (ii) guaranteed results of any of the Company’s services, other than the CMI Performance Guarantee; and

(xi) any other agreement that if terminated, would reasonably be expected to have a Material Adverse Effect.

(b) With respect to each Material Contract required to be identified in Schedule 3.4: (i) such Material Contract is in full force and effect as of the date hereof and constitutes a legal, valid and binding agreement of the Company, and the Company has no Knowledge that any Material Contract is not a legal, valid and binding agreement of any other party thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); and (ii) to Company’s Knowledge, (A) no party to such Material Contract is in material breach or material default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by Company, or would permit the modification or premature termination of such Material Contract by any other party thereto. The foregoing representations and warranties of Seller in this Section 3.4(b) with respect to Material Contracts are also true as to all other Contracts of the Company, except where the failure to be true would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5 Compliance with Laws; Permits. The Company is in compliance in all material respects with all Requirements of Law, including but not limited to, applicable Healthcare Laws and Privacy Laws. The Company has all material licenses, permits and approvals of any Governmental Authority (collectively, “Permits”) required for the conduct of the Company Business. Such Permits are in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or the Transaction Documents.

Section 3.6 Capitalization. The Company is authorized to issue 100,000,000 shares of Common Stock, 2,367,260 of which are issued and outstanding. All of the shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance in all material respects with all Requirements of Law and any preemptive or other similar rights, whether by Requirements of Law, agreement or otherwise. Except for the Common Stock, no other shares of capital stock or other ownership interests of the Company are authorized or outstanding. Schedule 3.6 sets forth a true and complete list of all shareholders of the Company and, opposite the name of each shareholder, the number of shares of Common Stock and percentage of shares of capital stock of the Company owned by such shareholder. Except as set forth on Schedule 3.6, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or similar right of any kind to purchase or otherwise receive from the Company or the Sellers any of the outstanding, authorized but unissued, or unauthorized shares of capital stock or any other security of the Company, and there is no outstanding security of any kind of the Company convertible into any such securities, or the value of which is determined by reference (in whole or in part) to the value of the Common Stock or any other securities of the Company. The Company does not currently have and has never had any Subsidiaries and does not own and has never owned any equity interest in any other Person.

Section 3.7 Litigation. Except as set forth on Schedule 3.7, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority or any alternative dispute resolution tribunal against the Company which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to result in any damage, loss, liability or expense greater than $150,000 or otherwise have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.8 Real Estate.

(a) The Company does not own and has never owned, at any time, any real property and is not a party to any agreement to purchase or sell real property.

(b) Schedule 3.8(b) is a true, correct and complete schedule of all leases and other agreements (collectively, the “Real Property Leases”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”). The Sellers have heretofore delivered to Purchaser, or provided Purchaser the opportunity to review in a data room or otherwise, true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Each Real Property Lease is in full force and effect and binding and enforceable against the Company and, to Company’s Knowledge, against the lessors thereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. No written notice of default under any Real Property Lease has been received by the Company which remains uncured, no written termination notice under any Real Property Lease has been received by the Company, and no uncured default on the part of the Company or to the Knowledge of the Company, the landlord, exists under any Real Property Lease. Except as set forth on Schedule 3.8(b), the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under or give to others any rights of termination, amendment, acceleration or cancellation of any Real Property Leases, or otherwise materially adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(c) All of the land, buildings, structures and other improvements used by the Company in the conduct of the Company Business are included in the Leased Real Property. Each Leased Real Property is in good operating condition and repair and is suitable for the conduct of the business as presently conducted therein. To the Company’s Knowledge, the operation of the Company Business on the Leased Real Property complies in all material respects with any Requirements of Law relating to such property or operations thereon. Based on the current condition of the Leased Real Property, the Company could not be reasonably likely to be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Real Property Lease. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.

(d) No person or entity has been granted by the Company pursuant to a written agreement or pursuant to any other agreement, oral or otherwise, any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

(e) Neither the Sellers nor the Company own or hold, or are obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of or lease the Leased Real Property or any portion thereof or interest therein.

(f) The Company has not received written notice of any sale or other disposition of the Leased Real Property or any part thereof.

Section 3.9 Taxes.

(a) The Company has prepared and timely filed all material Tax Returns that it was required to file and all such Tax Returns are in all material respects true and correct and completed in accordance with applicable Requirements of Law. The Company has timely paid (or timely withheld and paid over when due to the appropriate Governmental Authority) all material Taxes required to be paid (or withheld and paid over), whether or not shown on any Tax Return as owing.

(b) The Company has given to Purchaser true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from or with respect to the Company for any taxable period and, to the Company’s Knowledge, no request for any such waiver or extension is currently pending.

(d) No audit or other proceeding by any Governmental Authority is pending or, to the Company’s Knowledge, threatened with respect to any Taxes due from or with respect to the Company and no Governmental Authority has given written notice to Company of any intention to assert any deficiency or claim for additional Taxes against or with respect thereto. No claim has ever been made by a Governmental Authority that the Company is or may be subject to taxation in a jurisdiction in which Tax Returns are not filed by or with respect to the Company. The Company is not subject to Tax in any country other than the United States by virtue of having a permanent establishment, place of business or source of income in such other country.

(e) There are no Liens for Taxes upon the transactions, other business activities, assets or properties of the Company, except for statutory Liens for current Taxes not yet due.

(f) The Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, nor does it have any liability for Taxes under Treasury Regulation § 1.1502-6 or otherwise by operation of law.

(g) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(h) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b).

(j) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of (1) any change in method of accounting made prior to the Closing, (2) closing agreement under Section 7121 of the Code executed prior to the Closing, (or in the case of each of (1) and (2), under any similar Requirement of Law), (3) installment sale or open transaction disposition consummated prior to the Closing, or (4) prepaid amount received prior to the Closing.

(k) The Company is and has been an S corporation within the meaning of the Code and for state Tax law purposes (except in those states that do not recognize S corporation status) at all times since inception, and has filed all forms and taken all actions necessary to maintain such status. None of the shares of the Company’s capital stock has ever been owned by a Person who was not a permissible shareholder pursuant to Section 1361(b)(1) of the Code.

(l) The Company will not be liable for any Tax under Section 1374 of the Code or similar provision of applicable Law in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election. The Company has not in the past 10 years, (1) acquired assets from another corporation in a transaction in which the tax basis of the acquired assets (or any other property) was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (2) acquired the stock of any corporation.

Section 3.10 Financial Statements.

(a) The Company has delivered to Purchaser, or provided for review in the data room, the unaudited balance sheets of the Company as of December 31, 2010 and 2011 and the related unaudited statements of income, stockholders equity and comprehensive income and cash flows for each of the years ended December 31, 2010 and 2011 (the “Annual Company Financials”) and the unaudited interim balance sheet as of the Balance Sheet Date and the related unaudited statements of income for the seven (7) months ended as of the Balance Sheet Date (the “Interim Company Financials”, collectively the “Financial Statements”). Except as set forth on Schedule 3.10, the Company Financial Statements have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the Interim Company Financials do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered. The Company Financial Statements fairly present, in all material respects, the financial condition of Company as of the respective dates indicated therein and the operating results of Company for the respective periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the Interim Company Financials. There has been no fraud with respect to the Company, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(b) The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (i) those set forth or adequately provided for in the Company Financial Statements; (ii) those described in the Seller Disclosure Schedules; (iii) those not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP; (iv) those incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and (v) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

Section 3.11 No Material Adverse Change; Ordinary Course of Business. Except as set forth in Schedule 3.11, since the Balance Sheet Date and until the date of this Agreement, the business of the Company has been conducted in all material respects in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.11, since December 31, 2011, the Company has not:

(a) amended its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combined, distributed or reclassified any shares of capital stock or other equity interests of the Company, or any options, warrants, “phantom” stock, stock units or other rights to acquire equity interests of the Company or that provide economic benefits based on the value of any capital stock or securities of the Company, whether settled in stock or cash (any of such, the “Company Securities”);

(c) issued or sold, or authorized the issuance, delivery or sale of any Company Securities or amended any term of any Company Securities;

(d) made any capital investment, expenditure or commitment (or a series of related capital investments, expenditures or commitments) or any loan to any Person, in excess of $50,000, other than in the ordinary course of business consistent with past custom and practice;

(e) acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, properties, interests or businesses;

(f) sold, leased or otherwise transferred any of the material assets, securities, properties, interests or businesses of the Company, other than sales of inventory in the ordinary course of business consistent with past practice;

(g) created, incurred, assumed, suffered to exist or otherwise be liable with respect to any indebtedness for borrowed money in excess of $50,000 or guarantees thereof;

(h) entered into any agreement or arrangement that limits or otherwise restricts the Company from engaging or competing in any line of business, in any location or with any Person;

(i) terminated any Material Contract or otherwise waived, released or assigned any material rights, claims or benefits of the Company under any Material Contract;

(j) entered into any agreement to purchase or sell any interest in real property, granted any security interest in any real property, entered into any lease, sublease, license or other occupancy agreement with respect to any real property or altered, amended, modified or terminated any of the terms of any Real Property Leases;

(k) granted or increased, or made any declaration, payment or commitment of any kind for the payment (whether in cash or equity), of any compensation, severance, bonus or other benefits payable to any director, officer, employee or consultant of the Company other than in the ordinary course of business consistent with past practices;

(l) adopted or amended any Plan, except for amendments required by any Requirements of Law or to conform any Plan to any requirements of any applicable Requirements of Law;

(m) changed the Company’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(n) settled, or offered or proposed to settle, any Claim involving or against the Company involving amounts exceeding $150,000 individually;

(o) made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, amended any Tax Returns, entered into any closing agreement with respect to Taxes, settled or compromised any Tax claim, audit or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability; or

(p) entered into any Contract to do any of the foregoing.

Section 3.12 Labor and Employment Matters.

(a) Schedule 3.12(a) hereto contains a complete and accurate list of all employees of the Company, showing the position, annual base salary and bonus potential for each such employee.

(b) The Company is not engaged and has not engaged in any unfair labor practice. There is no, and during the past three (3) years there has not been any, labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout, in each case involving the employees of the Company, nor, to the Knowledge of the Company, is any such labor strike, picketing, labor dispute, slowdown, concerted interference, stoppage or lockout threatened against or otherwise materially affecting the Company or its business.

(c) During the past three (3) years, the Company has not had any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative of any employees of the Company (“Union”), with respect to the wages, hours or other terms and conditions of employment of any such employee and no Union claims or demands to, and during the past three (3) years has not claimed or demanded to, represent, and there are no, and during the past three (3) years there have been no, organizational campaigns in progress with respect to, any of the employees of the Company or the Company Business. There is no collective bargaining agreement or other Contract with any Union, or work rules or practices agreed to with any Union, binding on the Company with respect to any employees of the Company or the Company Business.

(d) The Company is in compliance in all material respects with all applicable Requirements of Law and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. The Company (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(e) The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s, employees are terminable at the will of the Company. Schedule 3.12(e) lists all contractual obligations of the Company to make any severance or other payment or provide notice of separation to any employee of the Company as a result of termination by the Company, Purchaser or any Subsidiary of such employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company has no material liability with respect to any misclassification of: (i) any person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.

(f) Except as set forth on Schedule 3.12(f), the Company has not received notice that any of the employment policies or practices of the Company are currently being audited or investigated or that the employment policies or practice of the Company are subject to audit or investigation by any Governmental Authority.

(g) Except as set forth on Schedule 3.12(g), the Company is not subject to any affirmative action obligations under any Requirements of Law, including Executive Order 11246, and is not a government contractor for purposes of any Requirements of Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws.

(h) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local law which remains unsatisfied. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local applicable law or regulation.

(i) No employee of the Company has provided written notice to the Company of his or her intention to terminate his or her employment with the Company.

Section 3.13 Employee Benefit Plans.

(a) Schedule 3.13(a)(i) hereto lists each Plan. Schedule 3.13(a)(ii) hereto identifies each of the Plans which constitutes an “employee benefit plan” as defined in Section 3(3) of ERISA. Neither the Company nor any Commonly Controlled Entity has any formal commitment, or intention communicated to employees, to create any additional Plan or make any material amendment or modification to any existing Plan.

(b) With respect to each of the Plans, the Company has delivered or made available to Purchaser true and complete copies of each of the following documents, if applicable: (i) all plan documents (including all amendments and modifications thereof) and in the case of binding oral Plans, a written description thereof, and in either case all related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto, as applicable; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent trustee reports; (v) copies of any private letter rulings, requests and applications for determination and determination or opinion letters issued with respect to the Plans within the past six (6) years; (vi) the three most recent actuarial valuation reports; and (vii) for the last three (3) years, all correspondence with any Governmental Authority regarding the operation or the administration of any Plan.

(c) None of the Plans is subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer” plan within the meaning of Section 413(c) of the Code. Neither the Company nor any Commonly Controlled Entity has at any time within the six-year period ending on the date hereof maintained or contributed to, and has not been obligated to contribute to, any plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA or such a multiemployer or multiple employer plan.

(d) Each Plan has been operated and administered (i) in accordance with its terms and (ii) in material compliance with the applicable Requirements of Law including, but not limited to, ERISA and the Code. Each Plan which is intended to be qualified under Section 401(a) of the Code and each related trust which is intended to be qualified under Section 501(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service on which the Company may rely and there are no circumstances that are reasonably likely to result in such plan or related trust failing to be so qualified. There is no pending or, to the Knowledge of the Company, threatened audit by any Governmental Authority, litigation or other proceeding relating to any of the Plans, by any fiduciary thereof or service provider thereto, nor, to the Knowledge of the Company, is there any reasonable basis for any of the foregoing to be initiated. No action has been taken with respect to any of the Plans to either terminate any of such Plans or to cause distributions, other than in the ordinary course of business to participants under such Plans.

(e) Each Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is (x) exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and (y) either (I) has complied and continues to comply with all reporting and disclosure requirements of Part 1 of Title I of ERISA, or (II) has satisfied in all material respects the alternative method for such compliance set forth in 29 C.F.R. § 2520.104-23.

(f) None of the Company, any Commonly Controlled Entity, or any employee of the Company or Commonly Controlled Entity, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has any such person breached any duty imposed by Title I of ERISA, with respect to any Plan. To the Knowledge of the Company, no other person has engaged in such a prohibited transaction or breach.

(g) All insurance premiums under any insurance policy related to a Plan, all contributions (including all employer contributions and employee salary reduction contributions), and all liabilities and expenses of the Company in respect of any Plan for any period up to and including the Closing Date have been made, paid, or accrued and booked on or before the Closing Date, and with respect to any such insurance policy or premium payment obligation, neither the Company nor any Commonly Controlled Entity is subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

(h) Each Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in compliance in all material respects with, and the Company has otherwise complied in all material respects with, (i) the requirements of the HIPAA and the regulations promulgated thereunder; (ii) the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder; and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.

(i) No Plan is a Retiree Welfare Plan.

(j) The consummation of the transactions contemplated by this Agreement will not (or will not upon termination of any individual’s employment within a fixed period of time following such consummation) (i) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant or (iii) result in any payment which could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) The Company does not have any liability, whether absolute or contingent, including any obligations under any Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

(l) Each Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in both form and operation with the requirements of Section 409A of the Code. The Company does not have any agreement or arrangement to reimburse Taxes imposed under Section 409A of the Code.

(m) No Plan is subject to the Requirements of Law of any jurisdiction outside the United States.

(n) The Company has taken all corporate action necessary such that effective no later than the day immediately preceding the Closing Date any and all Plans intended to include a Code Section 401(k) arrangement (a “Company 401(k) Plan”) of the Company have been terminated. The Company has provided Purchaser with evidence prior to the Closing Date that the Company’s 401(k) Plan(s) have been terminated in the manner specified in the immediately preceding sentence.

Section 3.14 Title to Assets. The Company has good and valid title to or a valid leasehold interest in all machinery, equipment and other tangible assets used in the Company Business and reflected as owned on the Financial Statements (collectively, the “Assets”). None of the Assets is subject to any Lien, except the following (“Permitted Liens”):

(a) Liens disclosed on the Financial Statement;

(b) Liens for Taxes not yet due or being contested in good faith through appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements);

(c) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements;

(d) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, for amounts not yet due and incurred in the ordinary course of business and other like Liens; or

(e) Liens which do not materially detract from the value or materially interfere with any present or intended use of such Assets.

Section 3.15 Intellectual Property.

(a) For purposes of this Agreement, the following terms shall be defined as follows:

(i) “IP Rights” means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, domain name registrations, moral rights, trade secrets, and all other intellectual property rights; and (B) the right (whether at law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.

(ii) “Company IP Rights” means all IP Rights owned solely or co-owned by the Company, and all IP Rights exclusively licensed or co-exclusively licensed to the Company.

(iii) “Copyrights” means all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

(iv) “Material Company IP Rights” means all Company IP Rights other than those which, individually or in the aggregate, are not material to the conduct of the Company Business.

(v) “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

(vi) “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names.

(b) Schedule 3.15(b) lists all Patent Rights, all domain name registrations, Copyright registrations or applications for Copyright registration and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) within the Company IP Rights, setting forth in each case (i) the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, and (ii) whether the Company IP Right is owned solely by the Company, co-owned by the Company, exclusively licensed to the Company, or co-exclusively licensed to the Company.

(c) Schedule 3.15(c) lists all oral and written contracts, agreements, licenses and other arrangements in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to Company any right, title or interest in or to any Material Company IP Rights (each a “Material In-Bound IP Agreement”).

(d) Schedule 3.15(d) lists all oral and written contracts, agreements, licenses or other arrangements in effect as of the date of this Agreement under which Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Material Company IP Rights (each a “Material Out-Bound IP Agreement”, collectively with the Material In-Bound IP Agreements the “Material IP Agreements”).

(e) Except as set forth in Schedule 3.15(e), Company solely owns all Material Company IP Rights. No party is overtly challenging in a writing to the Company, or to the Knowledge of the Company otherwise challenging, the right, title or interest of Company in, to or under any Material Company IP Rights, or the validity, enforceability or claim construction of any Patent Rights.

(f) All Patent Rights and registered Trademark Rights (including applications) within the Company IP Rights (i) have been duly filed or registered (as applicable) with the Governmental Authority(ies) listed on, and have been maintained as described in Part 1 of Schedule 3.15(f), (ii) are subsisting, and (iii) to the Knowledge of Company, are enforceable. Except as otherwise indicated in Part 2 of Schedule 3.15(f), as of the date hereof there are no actions that must be taken by the Company or any of its Subsidiaries within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such Patent Rights, registered Trademark Rights and applications to register Trademark Rights.

(g) Company has and enforces reasonable policies and procedures to protect and maintain the confidentiality of the proprietary know-how and trade secrets included in the Material Company IP Rights. Without limiting the foregoing, all current and former officers and employees of, and consultants and independent contractors to the Company who have contributed in a material manner to the creation or development of any Company Product or any Material Company IP Right have executed and delivered to Company an agreement (containing no material exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Company, or by equivalent arrangement, of any IP Rights arising from services performed for Company by such persons, substantially in one of the forms of which agreements have been made available in a data room for review by Purchaser or its advisors. Except as set forth on Schedule 3.15(g), to the Knowledge of Company, no current or former officers or employees of the Company have breached any material term of any such agreements.

(h) The conduct of the Company Business does not, and when conducted by the Company immediately after the Closing in the same manner and in the same jurisdiction will not, infringe, violate or misappropriate any valid and enforceable IP Rights of any other Person; provided, however, that the representations made in this Section 3.15(h) will not be considered breached as a result of the operation of provisions contained in an agreement or arrangement to which Purchaser is a party, but to which the Company is not.

(i) Except as set forth on Schedule 3.15(i), to the Knowledge of Company, as of the date of this Agreement, no Material Company IP Rights are being infringed or misappropriated by any other Person.

(j) Schedule 3.15(j) sets forth a list of all of the Company’s material products or service offerings distributed or offered to third parties as of the date hereof (collectively, the “Company Products”). The Company Products, and the conduct of the Company Business as currently conducted, and as currently proposed to be conducted, do not and does not: (i) include the use or sale of the software referred to as “Chartquest” or the software referred to as “Optimizer” in the agreement between the Company and C. Gary Hullquist dated January 1, 1995; or (ii) include the use or sale of the management consulting tool referred to as “Planning Session” in the agreement between the Company and Arthur C. Tonkinson dated January 1, 1995.

(k) Schedule 3.15(k) sets forth a list of all software that is incorporated in or distributed with any Company Products (including software that is provided on a software-as-a-service basis as part of or in conjunction with the Company Products) and subject to any “open source,” “copyleft” or similar types of license obligations (“Open Source Software”). For each such item of Open Source Software, Schedule 3.15(k) includes: (1) a description of the functionality of the Open Source Software, (2) the applicable license terms (or any identification of the title of the commonly published license to which such Open Source Software is subject), (3) the applicable Company Product, (4) the copyright holder of the Open Source Software, if known, and (5) an indication of whether Company modified the Open Source Software. None of the Company Products use, incorporate or are distributed with any Open Source Software, or any modification or derivative thereof, in a manner that, pursuant to the applicable Open Source Software license terms, would subject any Company Product as a whole to the requirements of the Open Source Software license terms that would require the Company Product be made generally available in source code form.

(l) No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of (i) the Company Products or (ii) any Company IP Rights. No Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Products or any such Company IP Rights.

(m) Except as set forth in Schedule 3.15(m), and except in confidential disclosure to employees and consultants, attorneys and contractors involved in the creation and development of Company Products or Company technology, neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed, and neither the Company nor any of its Subsidiaries has a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver or license the source code for any Company Products to any third party, including any Contracts under which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other person, any source code for any Company Products.

(n) None of the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will (i) contravene, conflict with or result in any limitation on Company’s right, title or interest in or to any Material Company IP Rights, (ii) result in an obligation arising under a Contract of the Company that would purportedly require Purchaser, the Company or any of their Subsidiaries to grant to any third party any right to or with respect to any Material Company IP Right, or (iii) result in an obligation arising under any Contract of the Company that would purportedly require Purchaser, the Company or any of their Subsidiaries being obligated to pay any material royalties or other material amounts, or offer any material discounts with respect to any Intellectual Property Right, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby; provided, however, that the representations made in this Section 3.15(n) will not be considered breached as a result of the operation of provisions contained in an agreement or arrangement to which Purchaser is a party, but to which the Company is not.

Section 3.16 Affiliate Transactions. Except as set forth on Schedule 3.16, the Company is not a party to any material agreement with or for the benefit of and does not have any obligations, contingent or otherwise, to any Seller, or to the Company’s Knowledge, any Affiliate or family member of any Seller. Except as set forth on Schedule 3.16, none of the Sellers, or to the Company’s Knowledge, any Affiliate or family member of any Seller or any officer or director of the Company possess, directly or indirectly, any financial interest in, or is a director, officer, manager or employee of, any Person which is a material supplier, customer, lessor, lessee, or competitor of the Company. Ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 3.16.

Section 3.17 Insurance. Schedule 3.17 lists all of the insurance policies of the Company, with the effective date and coverage amounts indicated thereon. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid by the Company. Such policies are in full force and effect. Except as set forth on Schedule 3.17, the Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

Section 3.18 Environmental Matters. The Company is and has been in compliance in all material respects with all applicable Environmental Laws. There is no civil, criminal or administrative judgment, action, suit, written demand, hearing, notice of violation, proceeding or demand letter pending or, to the Knowledge of the Company, threatened against the Company pursuant to Environmental Laws; and, to the Knowledge of the Company, there are no current investigations or past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent material compliance with, or which have given rise to or will give rise to any material liability under, Environmental Laws. Except in compliance with Environmental Laws and in a manner that would not subject the Company to liability, no Hazardous Materials are present on any real property (including the soil, groundwater, surface water on or under the property) currently owned, operated, occupied, controlled or leased by the Company or were present on any other real property (including the soil, groundwater, surface water on or under the property) at the time it ceased to be owned, operated, occupied, controlled or leased by the Company. The Company has made available to Purchaser any environmental site assessments, audits or reports in its possession custody or control relating to any real property owned, leased, controlled, occupied, or operated by the Company at any time.

Section 3.19 Broker’s, Finder’s or Similar Fees. Except as set forth in Schedule 3.19, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by the Company, which amounts are the obligation of the Company, not Purchaser, and shall be satisfied in full at Closing.

Section 3.20 Privacy and Data Protection.

(a) The Company has not collected, used or disclosed any Covered Personal Information in violation of its Privacy Policy or the privacy rights of third parties or any Privacy Laws. The Company has not been notified of and is not the subject of, any regulatory investigation or Claim related to data security or privacy. No person (including any Governmental Authority) has made any Claim with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company (or any of its employees or contractors). No regulatory investigation or Claim relating to data security, data protection, or Privacy Laws has been commenced against the Company.

(b) The Company has a privacy policy (the “Privacy Policy”) regarding the collection, use and disclosure of information in connection with the operation of the Company’s business, including without limitation, the collection, use and disclosure of Covered Personal Information. True and complete copies of all Privacy Policies that have been used by the Company in the past five years have been provided to Purchaser. True, complete and up to date copies of all filings for data protection and health privacy compliance purposes in the name of the Company have been provided to Purchaser. The Company has reasonable security measures in place to protect Covered Personal Information it receives from illegal or unauthorized access, use, or disclosure including without limitation a written information security program that includes appropriate controls that have been regularly tested and reviewed.

(c) To the Knowledge of the Company, no person has gained unauthorized access to any Covered Personal Information held by the Company, or otherwise held or processed on its behalf.

(d) The Company has established and implemented such policies, programs, procedures, contracts and systems to be in compliance with all Privacy Laws, including the administrative simplification provisions of HIPAA and 45 C.F.R. Parts 160-164 as of the effective dates thereof, including privacy, electronic transactions and security standards for protected health information.

(e) The consummation of the contemplated transactions, including any transfer of Covered Personal Information resulting from such transactions will not violate any applicable Law or the Privacy Policy of the Company as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained.

Section 3.21 Anti-Takeover Statutes. There are no “anti-takeover” or “control share acquisition” or similar Requirements of Law applicable to this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Each of the Sellers represents and warrants, severally and not jointly, to Purchaser as follows:

Section 4.1 Power and Authority. Such Seller has the legal capacity to execute, deliver and perform his/her obligations under this Agreement and each of the other Transaction Documents to which he/she is a party.

Section 4.2 Authorization; No Contravention. The execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Documents to which such Seller is a party and the transactions contemplated hereby and thereby do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contract of such Seller or any Requirement of Law applicable to such Seller.

Section 4.3 Title to Shares. Except as set forth on Schedule 4.3, such Seller owns beneficially and of record the Purchased Shares set forth opposite such Seller’s name on Annex I free and clear of all Liens. Such Seller has the unrestricted power and authority to transfer the Purchased Shares owned by such Seller to Purchaser as contemplated pursuant to the terms of this Agreement. Upon delivery to Purchaser of the certificates representing such Seller’s Purchased Shares by Purchaser and payment for such Seller’s Purchased Shares, Purchaser shall acquire good and valid title to such Purchased Shares, free and clear of all Liens.

Section 4.4 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law is necessary or required in connection with the execution, delivery or performance, by or enforcement against such Seller of this Agreement and the other Transaction Documents to which such Seller is a party or the transactions contemplated hereby or thereby.

Section 4.5 Binding Effect. This Agreement and each of the other Transaction Documents to which such Seller is a party has been duly executed and delivered by such Seller, and this Agreement and each of the other Transaction Documents to which such Seller is a party constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 4.6 Litigation. There are no Claims pending or, to the Knowledge of such Seller, threatened, at law, in equity, in arbitration or before any Governmental Authority against such Seller which would have a Material Adverse Effect on the ability of such Seller to perform his/her obligations under this Agreement or the other Transaction Documents to which he is a party. No order has been issued by any court or other Governmental Authority against such Seller purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which such Seller is a party.

Section 4.7 No Default or Breach. Such Seller has not received notice of a default and is not in default under, or with respect to, any Contract of such Seller in any respect, which, individually or together with all such defaults, would have a Material Adverse Effect on the ability of such Seller to perform such Seller’s obligations under this Agreement or the other Transaction Documents to which such Seller is a party.

Section 4.8 Private Offering; Investment Representations. No form of general solicitation or general advertising was used by such Seller or such Seller’s representatives in connection with the sale of the Purchased Shares.

Section 4.9 Broker’s, Finder’s or Similar Fees. Except as set forth on Schedule 3.19, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by such Seller in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Seller or any action taken by such Seller.

Section 4.10 Date of Acquisition. Except as set forth on Schedule 4.10, none of the Sellers acquired any of their shares of Common Stock on or after January 1, 2011. Schedule 4.10 sets forth, for each Seller that acquired shares of Common Stock on or after January 1, 2011, the name of such Seller, and, with respect to such shares, the certificate numbers, the total adjusted basis and the original acquisition date.

Section 4.11 Limited Representations and Warranties. Except for the representations and warranties expressly set forth in this Article III and Article IV (as modified by the Seller Disclosure Schedules) and the other Transaction Documents, none of the Company, the Sellers or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Purchaser as to the accuracy or completeness of any information regarding the Company, the Purchased Shares, the Company Business, the transactions contemplated by this Agreement or any other matter, and the Sellers and the Company disclaim and the Purchaser shall not be entitled to rely upon any other representations or warranties, whether made by the Company, the Sellers or any of their respective Affiliates, officers, directors, employees, agents or representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as follows:

Section 5.1 Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary corporate action, (b) do not contravene the terms of Purchaser’s certificate of incorporation or bylaws or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of any Requirement of Law applicable to Purchaser.

Section 5.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

Section 5.4 Binding Effect. This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered by Purchaser and this Agreement and each of the other Transaction Documents to which it is a party constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 5.5 Sufficiency of Funds. Purchaser has sufficient cash on hand or access to other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and there is no financing contingency or other condition or action required by any other Person that could impede Purchaser’s access to such funds.

Section 5.6 Purchase for Own Account; Accredited Investor; Investigation. The Purchased Shares to be acquired by Purchaser pursuant to this Agreement are being acquired for its own account and not with a view to or for sale in connection with any distribution of such shares of capital stock. Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the risks of the proposed investment in such shares of capital stock and is able to bear the economic risk of the investment in such shares of capital stock. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Purchaser acknowledges that neither the Sellers nor any other Person has made any representation or warranty as to the Company, the Purchased Shares, the Company Business, the transactions contemplated by this Agreement or any other matter, except as expressly set forth in this Agreement (as modified by the Seller Disclosure Schedules).

Section 5.7 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Purchaser for which the Company or any Seller could be liable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser.

Section 5.8 Limited Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement and the Transaction Documents, none of the Purchaser or any of its Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to the Sellers to any matter, and the Sellers and the Company disclaim and the Sellers shall not be entitled to rely upon any other representations or warranties, whether made by the Purchaser or any of their respective Affiliates, officers, directors, employees, agents or representatives.

ARTICLE VI

COVENANTS

Section 6.1 Financial Statements.

(a) The Seller Representative shall request the Company’s independent registered public accounting firm to audit the Annual Company Financials in accordance with generally accepted auditing standards in the United States and shall use commercially reasonable efforts to assist Purchaser and the Company to cause the Company’s independent registered public accounting firm to deliver, any opinions, consents, comfort letters necessary for the Purchaser to file the Annual Company Financials with the Commission. The financial statements to be delivered pursuant to Sections 6.1(a) and 6.1(b) shall be referred to as the “Required Financials.”

(b) For the fiscal quarters ending March 31, 2012, June 30, 2012 and September 30, 2012, the Seller Representative shall use commercially reasonable efforts to take such reasonable actions as are necessary to assist Purchaser and the Company to cause to be delivered to the Purchaser the unaudited balance sheet of the Company as of the last day of such fiscal quarter and the corresponding prior year quarter and the related unaudited consolidated statements of income, comprehensive income and cash flows for each such fiscal quarter and corresponding prior year quarter and for the period from January 1, 2012 through such fiscal quarter then ended and corresponding prior year period, in each case reviewed by the Company’s independent registered public accounting firm in accordance with Statement on Auditing Standards 100. After the Closing Date and until filing of the Annual Company Financials with the Commission, the Seller Representative shall request the Company’s independent registered public accounting firm to deliver, and shall use commercially reasonable efforts to take such other reasonable actions as are necessary to enable the Company’s independent registered public accounting firm to deliver, any opinions, consents, comfort letters, or other materials necessary for the Purchaser to file the Required Financials in a registration statement or other filing made by the Purchaser with the Commission or to comply with the reasonable request of an underwriter in connection with a public offering of the Purchaser’s securities. All actions required to be taken by the Seller Representative pursuant to this Section 6.1(b) shall be at the Purchaser’s cost.

Section 6.2 Access. On and after the Closing Date, Purchaser will cause the Company to afford promptly to the Seller Representative and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit the Seller Representative to determine any matter relating to its rights and obligations hereunder, including but not limited to exercising its rights under Section 2.7, or to any period ending on or before the Closing Date; provided that any such access by the Seller Representative shall not unreasonably interfere with the conduct of the business of Purchaser. The Seller Representative will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by applicable Requirements of Law or to appropriate parties in connection with Seller’s exercise of any rights or obligations under this Agreement, including but not limited to determining Closing Working Capital, preparing and making appropriate Tax filings, defending or participating in Third Party Claims and defending any claims any Seller has breached this Agreement) all confidential documents and information concerning the Company provided to it pursuant to this Section 6.2.

Section 6.3 Indemnification of Directors and Officers.

(a) From and after the Closing, Purchaser shall (and shall cause the Company to) fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the certificate of incorporation and bylaws of Company as in effect on the date of this Agreement to each present and former director and officer of the Company and each of its employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee”).

(b) For a period of no less than six (6) years from the Closing Date, Purchaser shall cause the Company to and the Company shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s certificate of incorporation and by-laws in effect as of the date of this Agreement or in any Contract of the Company with any of its directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were current or former directors, officers or employees of the Company; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Claims pending or asserted or any Claim made within such period shall continue until the final disposition of such Claim.

(c) The provisions of this Section 6.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s certificate of incorporation and by-laws in effect as of the date of this Agreement or in any Contract of the Company in effect as of the date of this Agreement. The obligations of Purchaser and the Company under this Section 6.3 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.3 applies unless (i) such termination or modification is required by applicable Requirements of Law or (ii) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.3 applies shall be third party beneficiaries of this Section 6.3).

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors, officers or other employees, it being understood and agreed that the arrangements provided for in this Section 6.3 is not prior to or in substitution for any such claims under such policies.

Section 6.4 Employment Matters. For a period of one (1) year after the Closing Date, unless the Seller Representative otherwise agrees in writing, Purchaser shall cause the Company to provide all employees of the Company who continue employment with the Company or any of its Affiliates (the “Continuing Employees”) with (a) substantially similar base salary as applicable to such employees immediately prior to the Closing, and (b) comparable other compensation and benefits to those provided to similarly situated employees of Purchaser during that period. Each Continuing Employee shall, to the extent permitted by law, receive credit for purposes of eligibility, vesting and entitlement to benefits (other than any equity or defined benefit pension plans) under Purchaser benefit plans in which they become eligible to participate where length of service is relevant (including for purposes of future vacation accrual) for their service with the Company prior to the Closing, except where doing so would cause a duplication of benefits. For purposes of each Purchaser benefit plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Closing, Purchaser shall, or shall cause its Subsidiaries to use commercially reasonable efforts to cause each Purchaser benefit plan to (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Company Plan as of the Closing (or, if later, any applicable plan transaction date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing for the plan year in which the Closing (or such transition date) occurs. No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement. Nothing in this Section 6.4 or elsewhere in this Agreement shall be deemed to make any employee of the Company or any Affiliate a third party beneficiary of this Section 6.4 or to have any rights relating hereto.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions of the Sellers and Purchaser to Close. The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any applicable law shall prohibit the consummation of the Closing.

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Authority preventing the consummation of the purchase and sale of the Shares or any of the other transactions contemplated hereby shall be in effect, or have been threatened in writing to Purchaser or any Seller, and there shall be no pending Actions brought by any Governmental Authority seeking any such order or injunction.

(c) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 7.2 Conditions to the Obligation of Purchaser to Close. The obligation of Purchaser to purchase the Purchased Shares and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, Purchaser of the following conditions on or before the Closing Date.

(a) The Company shall have delivered to Purchaser a certificate of the secretary or an assistant secretary of Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) the articles of incorporation of the Company; (ii) the bylaws of the Company; and (iii) any resolutions of the Company relating to this Agreement and the transactions contemplated hereby.

(b) Each Seller shall have delivered to Purchaser certificates representing the shares of Common Stock owned by such Seller or lost affidavits related to the shares of Common Stock owned by such Seller, each duly endorsed in blank in proper form for transfer against payment of the portion of the Purchase Price to which such Seller is entitled hereunder.

(c) If requested by Purchaser, all resignations of members of the Board of Directors and officers of the Company shall have been delivered to Purchaser.

(d) Each Seller shall have delivered to Purchaser a properly completed and duly executed IRS Form W-9.

(e) The Seller Representative and the Company shall have executed and delivered to Purchaser the Estimated Closing Date Certificate.

(f) The Company or each Seller shall have delivered a properly executed statement in form reasonably satisfactory to Purchaser for purposes of satisfying Purchaser’s obligations under Treasury Regulation § 1.1445-2(b) or (c).

(g) Purchaser shall have received copies of the Escrow Agreement duly executed by the Seller Representative and the Escrow Agent.

(h) Purchaser shall have received copies of the Settlement Statement duly executed by the Seller Representative.

(i) Purchaser shall have received a letter from the Company’s independent registered public accounting firm to the effect that they know of no reason why they would not deliver consent to file the Required Financials with the Commission or incorporate the Required Financials into a Registration Statement or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Purchaser’s securities.

(j) The Employment Agreements shall be in full force and effect.

Section 7.3 Conditions to the Obligation of Sellers to Close. The obligations of the Sellers to sell the Purchased Shares to Purchaser and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Seller Representative of the following conditions on or before the Closing Date:

(a) Seller shall have received copies of the Escrow Agreement duly executed by Purchaser and the Escrow Agent.

(b) Seller shall have received copies of the Settlement Statement duly executed by Purchaser.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification. Except as otherwise provided and subject to the limitations in this Article VIII, each of the Sellers (each, a “Seller Indemnifying Party”) agrees, severally and not jointly, to indemnify, defend and hold harmless each of Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a “Purchaser Indemnified Party”) from and against such Seller’s Allocable Portion of any and all losses, fines, penalties, damages, Taxes, expenses (including reasonable fees, disbursements and other charges of counsel incurred by Purchaser Indemnified Party in any action between Purchaser Indemnified Party and any third party) or other liabilities (collectively, “Losses”) incurred or sustained by any Purchaser Indemnified Party resulting from or arising out of: (a) any breach of any representation or warranty by the Company or Sellers in Article III or Article IV of this Agreement (which, for the avoidance of doubt, with respect to any breach or inaccuracy of a representation or warranty in Article IV shall be the responsibility solely of the Seller making the relevant representation or warranty in such Article IV) or any certificate delivered by the Sellers pursuant to this Agreement or, in the case of a Third Party Claim, any allegation that, if true, would constitute such a breach or inaccuracy; (b) any breach of any covenant or agreement by the Sellers or the Seller Representative in this Agreement (which, for the avoidance of doubt, with respect to any breach of a covenant of a Seller, including but not limited to those in Article X shall be the responsibility solely of such breaching Seller); or (c) if applicable, the Negative Adjustment Amount.

Section 8.2 Notification.

(a) In the event any Purchaser Indemnified Party becomes aware of a third party claim (excluding any Contest, a “Third Party Claim”), which such Purchaser Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VIII, such Purchaser Indemnified Party shall notify the Escrow Agent and the Seller Representative of such claim promptly but in any event within thirty (30) days after it becomes aware of such Third Party Claim, specifying the nature of such Third Party Claim and the amount or estimated amount thereof, together with copies of all notices and documents (including court papers) served on or received by such Purchaser Indemnified Party; provided that the failure to provide such notice within such thirty (30) day period shall not affect the rights of such Purchaser Indemnified Parties to indemnification pursuant to this Article VIII except to the extent that the Seller Representative or any Seller shall have been materially prejudiced thereby.

(b) If the Third Party Claim may result in a claim against the Escrow Account, the Seller Representative shall have thirty (30) days after receipt of such Purchaser Indemnified Party notice of a given Third Party Claim to elect, at its option, to assume the defense of such Third Party Claim, in which case: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Seller Representative in connection with defending such Third Party Claim shall be payable from the Escrow Account or if all amounts in the Escrow Account have been distributed, directly by the Sellers; (ii) the Purchaser Indemnified

Party shall be entitled to participate in, but not determine or conduct, the defense of such Third Party Claim and shall be entitled to be indemnified for any costs or expenses incurred by the Purchaser Indemnified Parties in connection with the defense of such Third Party Claim; (iii) the Purchaser Indemnified Parties shall make available to the Seller Representative all books, records and other documents and materials that are under the direct or indirect control of the Purchaser, any of its Subsidiaries or other Affiliates and that the Seller Representative considers necessary or desirable for the defense of such Third Party Claim; provided, however, that nothing herein shall require any of the Purchaser Indemnified Parties to take any action that could reasonably be expected to result in the loss or waiver of the attorney-client privilege, work product doctrine or other similar privilege; (iv) the Purchaser Indemnified Parties shall execute such documents and take such other actions as the Seller Representative may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third Party Claim; (v) the Purchaser Indemnified Parties shall otherwise fully cooperate as reasonably requested by the Seller Representative in the defense of such Third Party Claim; (vi) the Seller Representative shall not enter into any agreement providing for the settlement or compromise of such Third Party Claim or the consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); and (vii) as a condition to assuming the defense of such Third Party Claim, the Sellers agree and acknowledge that all Losses incurred or sustained by a Purchaser Indemnified Party as a result of such Third Party Claim shall be deemed indemnifiable Losses for all purposes under this Agreement.

(c) If the Seller Representative elects not to defend such Third Party Claim, then (i) the Purchaser shall conduct the defense of such Third Party Claim, (ii) the Seller Representative shall be entitled to participate in, but not determine or conduct, the defense of such Third Party Claim, (iii) the Seller Representative shall execute such documents and take such other actions as the Purchaser may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third Party Claim, (iv) the Seller Representative shall otherwise fully cooperate as reasonably requested by the Purchaser in the defense of such Third Party Claim, and (v) the Purchaser shall not enter into any agreement providing for the settlement or compromise of such Third Party Claim or the consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) For the avoidance of doubt, all Contests shall be controlled exclusively in accordance with Section 9.2(a).

Section 8.3 Limitations on Indemnification of Purchaser. The indemnification obligations of the Sellers under this Agreement shall be subject to the following limitations, except with respect to claims for fraud and intentional breach, with respect to which this Section 8.3 shall not apply:

(a) Sellers shall be obligated to pay amounts for indemnification for Losses arising under Section 8.1(a) only if Purchaser notifies the Seller Representative thereof on or prior to 11:59 pm Eastern Time on the Expiration Date, except for claims from breaches of the representations and warranties set forth in Sections 3.1 (Existence and Power), 3.2 (Government

Authorization), 3.6 (Capitalization), 3.9 (Taxes), 3.19 (Brokerage), 4.1 (Power and Authority), 4.3 (Title), and 4.9 (Brokerage) (each a “Seller Specified Representation”) as to which Purchaser shall notify the Seller Representative thereof on or before the date which is sixty (60) days following the expiration of the period of legal statutory limitations applicable to the Losses in question. Purchaser and Sellers hereby agree and acknowledge that so long as the notice referred to in this Section 8.3(a) is provided on or prior to the expiration of the relevant time period, the indemnified party’s rights to pursue indemnification for the applicable representation or warranty shall continue to survive until such matter is resolved.

(b) The Sellers shall not be obligated to pay any amounts for indemnification for Losses arising under Section 8.1(a), except those based upon, arising out of or otherwise in respect of, the Seller Specified Representations and the matter set forth on Schedule 3.7, until the aggregate amount of Losses subject to indemnification under Section 8.1(a) from and after the Closing, equals One Million Eight Hundred Seventy-Five Thousand and 00/100 Dollars ($1,875,000.00), whereupon the Sellers shall be obligated to pay all Losses which a Purchaser Indemnified Party is entitled to recover under Section 8.1(a) hereof.

(c) The Sellers shall not be obligated to make any payment for indemnification for Losses arising under Section 8.1(a), except those based upon, arising out of or otherwise in respect of the Seller Specified Representations, in excess of Twenty-Five Million Dollars and 00/100 ($25,000,000.00).

(d) Notwithstanding anything to the contrary contained herein, in determining the liability of a Seller under this Article VIII, such Seller’s indemnification liability for any Losses shall be limited to such Seller’s Allocable Portion of such Losses (which for any Losses based upon, arising out of or otherwise in respect of a breach by such Seller of his representations or warranties contained in Article IV or covenants contained in Article X shall be 100% of such Losses). In no event shall any Seller be liable (i) for an amount which exceeds the total amount of the Purchase Price actually received by such Seller (including any adjustment to the Purchase Price pursuant to Section 2.7) notwithstanding anything contained herein or (ii) to pay any amounts in cash, or immediately available funds, which exceed the amount of cash, or immediately available funds, actually received by such Seller pursuant to this Agreement or the Escrow Agreement for the sale of such Seller’s Purchased Shares.

(e) Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification and no Seller Indemnifying Party shall be liable (i) for any special, indirect, consequential, exemplary or punitive damages or any damages associated with any lost profits, lost opportunities or claims for diminution in value incurred or sustained for by a Purchaser Indemnified Party (unless such Purchaser Indemnified Party has paid, or is obligated to pay, such damages in connection with a Third Party Claim) or (ii) any failure of Purchaser, the Company or any of their Affiliates to receive any actual or anticipated Tax benefit as a result of the transactions contemplated hereby, including but not limited to any Tax benefit with respect to the Company and the Purchaser’s Section 338(h)(10) Election.

Section 8.4 Limitations on Indemnification and Covenants of the Sellers. The amount of any Losses for which any Seller Indemnifying Party is liable under this Article VIII shall be net of (a) any amounts actually received by a Purchaser Indemnified Party under insurance policies with respect to such Losses, (b) any amounts actually recovered from any other Person with respect to the matters relating to such Losses and (c) any net Tax benefit actually recognized by a Purchaser Indemnified Party (taking into account, for the avoidance of doubt, any Tax detriment, such as a reduction in Tax basis or an item of income), to the extent such benefit arises from and in the same taxable year as the incurrence or payment of any such Losses. If the amount to be netted from any indemnifiable Losses under this Section 8.4 is received by any Purchaser Indemnified Party after such indemnified party has received payment from any indemnifying party with respect to such Losses, such Purchaser Indemnified Party shall pay to the indemnifying party (or in the case of multiple indemnifying parties such parties, pro rata based on the amount of the payment received from such indemnifying parties for such Losses) an aggregate amount equal to the amount such indemnifying party would not have been required to pay such indemnified party pursuant to this Section 8.4 had such payment been received or determination been made prior to the indemnification payment made for such Losses. Each Purchaser Indemnified Party entitled to receive indemnification for any Loss shall use commercially reasonable efforts to recover, all or any portion of, such Loss under insurance policies of the Company which are in effect as of the date hereof.

Section 8.5 Satisfaction of Claims.

(a) Payment for any indemnifiable Losses suffered by any Purchaser Indemnified Party pursuant to this Article VIII shall be made pursuant to this Section 8.5 when either (i) the Seller Indemnifying Party (which with respect to a claim against Sellers other than a breach of a representation or warranty under Article IV or covenant under Article X shall be the Seller Representative) and the Purchaser Indemnified Party agree on the amount of such indemnifiable Losses or (ii) the amount of indemnifiable Losses is finally adjudicated (each, a “Final Resolution”).

(b) The Sellers agree and acknowledge that the Escrow Amount is intended to provide Purchaser the ability to satisfy the several obligations of the Sellers hereunder, whether such indemnification amounts are payable by one or all of the Sellers. Within ten (10) Business Days after Final Resolution of any indemnification claim for Losses by any Purchaser Indemnified Party under this Article VIII pursuant to which such Purchaser Indemnified Party is entitled to any payment:

(i) If, pursuant to Section 5(f) of the Escrow Agreement, there are funds available in the Escrow Account to satisfy such Losses, the Seller Representative and Purchaser shall execute and cause a joint written direction to be delivered to the Escrow Agent pursuant to the Escrow Agreement (a “Joint Direction”), which Joint Direction shall direct the Escrow Agent to make such payment out of the Escrow Account; or

(ii) If such Losses are based upon, arising out of or otherwise in respect of Section 8.1(a) resulting from a breach of any Seller Specified Representation or Sections 8.1(b) or 8.1(c) and the funds available in the Escrow Account to satisfy such Losses have been exhausted or otherwise released in accordance with the Escrow Agreement, each Seller shall pay to the applicable

Purchaser Indemnified Party, by wire transfer of immediately available funds, the amount such Seller is required to indemnify such Purchaser Indemnified Party pursuant to this Article VIII with respect to such Losses which is not satisfied pursuant to Section 8.5(a)(i).

Section 8.6 Seller Representative.

(a) Donald Leeper, shall be constituted and appointed as the Seller Representative for and on behalf of the Sellers. The Seller Representative may be removed upon the written election of the Sellers holding a majority of the Purchased Shares immediately prior to the Closing Date; provided that a replacement of the Seller Representative shall in each such case be promptly elected by the Sellers holding a majority of the Purchased Shares immediately prior to the Closing Date and the Purchaser is given prompt written notice of such replacement. The Seller Representative, including any replacement of any such Seller Representative, is hereby constituted and appointed to act on behalf of each Seller to give and receive notices and communications, and indemnification by the Sellers under this Agreement in satisfaction of claims by a Purchaser Indemnified Party, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, in accordance with Section 11.7 of this Agreement, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of any or all of the foregoing. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his services. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers.

(b) The Seller Representative shall not be liable for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall jointly and severally indemnify the Seller Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

Section 8.7 Actions of the Seller Representative. Except as specifically described herein, a decision, act, consent or instruction of the Seller Representative shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each and every Seller, and Purchaser and the Escrow Agent may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each and every Seller. Purchaser, Escrow Agent and the Company are each hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Seller Representative.

Section 8.8 Exclusive Remedy. The parties each acknowledge and agree that, except as otherwise expressly provided in this Agreement, the indemnification provisions in this Article VIII shall be the exclusive remedy of any Purchaser Indemnified Party with respect to claims made after the Closing that relate to the transactions contemplated by this Agreement. Nothing in this Section 8.8 shall limit any Person’ right to pursue injunctive relief for breach of any covenant or agreement contained herein or to seek any remedy on account of intentional breach or fraud by any other Person.

ARTICLE IX

TAX MATTERS

Section 9.1 Pre-Closing Tax Periods.

(a) The Company shall prepare or cause to be prepared and shall timely file or cause to be timely filed, all Tax Returns of the Company required to be filed on or after the date hereof and on or prior to the Closing Date. Sellers shall prepare or cause to be prepared and timely file or cause to be timely filed all income Tax Returns for the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date with respect to which the items of income, gain, loss, deduction and other Tax items pass through to the Sellers. The Company and Sellers shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentences during a reasonable period prior to filing and shall consider in good faith Purchaser’s reasonable comments. To the extent required or permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by Sellers for such periods. Except as set forth in this Section 9.1, Purchaser will prepare and file or cause to be prepared and filed all Tax Returns of or with respect to the Company required to be filed after the Closing Date.

(b) Subject to Section 8.3(e)(ii) and the Tax Adjustment, except to the extent included as liabilities in the final determination of Closing Working Capital, the Sellers shall be solely responsible for and shall indemnify the Purchaser Indemnified Parties against any and all Taxes of the Sellers for any taxable period or portion thereof and any and all Taxes of the Company attributable to any taxable period or portion thereof ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) and all related Losses, including, for the avoidance of doubt, the costs of preparing and filing any Tax Returns (other than any non-income Tax Returns that are timely filed by the Company in the ordinary course of business) and conducting any Contest relating to any Pre-Closing Tax Period, but (i) excluding the cost of participating in any Contest which is being controlled by the Sellers and (ii) any Taxes resulting from the Section 338(h)(10) Election (other than Taxes resulting from the application, if any, of Section 1374 of the Code or the installment method of reporting gain). For the avoidance of doubt, any employment or payroll taxes with respect to any bonuses, severance, exercise or cash-out of options or other compensatory payments in connection with the transactions contemplated by this Agreement shall be treated as arising in the Pre-Closing Tax Period.

(c) To the extent that the party responsible pursuant to this Agreement for filing a Tax Return (the “Filing Party”) is required to remit any Taxes that the other party is responsible pursuant to this Agreement to pay (the “Paying Party”), the Paying Party shall pay to the Filing Party any such Taxes within ten (10) days after receipt of reasonably satisfactory evidence of the amount of such Taxes. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.

Section 9.2 Tax Audits and Contests; Cooperation.

(a) After the Closing Date, Sellers, through the Seller Representative, shall control the conduct, through counsel of the Sellers’ own choosing and at their own expense, of any Contest involving any income Tax Return of the Company for any Tax period ending on or prior to the Closing Date. The Seller Representative and Purchaser shall promptly forward to each other any and all claims, threatened claims, and related documentation relative to any actual or potential Contest and shall keep each other reasonably informed with respect thereto. Purchaser may, at its own expense, participate in any such Contest controlled by the Sellers (including retaining separate counsel) if, in Purchaser’s reasonable judgment, the resolution of such Contest could adversely affect Purchaser or its Affiliates including, for the avoidance of doubt, any Contest that could increase the Tax liability of the Company for any Tax period ending on or prior to the Closing Date and, in such case, the Sellers, through the Seller Representative, shall consult with Purchaser regarding all material strategic decisions with respect to such Contest and shall not enter into any agreement providing for the settlement or compromise of such Contest or consent to the entry of a judgment with respect to such Contest without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Purchaser shall control the conduct of all other Contests with respect to the Company; provided, however, to the extent such Contest may result in a claim for indemnification against the Sellers pursuant to this Agreement, the Seller Representative shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Contest, and Purchaser shall not enter into any agreement providing for the settlement or compromise of such Contest or consent to the entry of a judgment with respect to such Contest without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) The Seller Representative on behalf of the Sellers and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its assets, transactions, and other business activities, as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. The Seller Representative on behalf of the Sellers and Purchaser shall reasonably cooperate with each other in the conduct of any Contest and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.2(b). Any information obtained under this Section 9.2(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(c) Purchaser shall cause the Company to (a) use its reasonable efforts to properly retain and maintain the tax and accounting records of the Company that relate to Pre-Closing Tax Periods for seven (7) years, (b) transfer such records to the Seller Representative on behalf of the Sellers upon its written request prior to any such destruction, abandonment or disposition and (c) allow the Seller Representative on behalf of the Sellers and their affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as the Sellers may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted during normal business hours and at the Sellers’ sole expense. Any information obtained under this Section 9.2(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

Section 9.3 Section 338(h)(10) Election.

(a) In Purchaser’s sole discretion, the Company and the Sellers shall join with Purchaser in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and non-U.S. tax law) with respect to the sale of the Purchased Shares hereunder (collectively, a “Section 338(h)(10) Election”). Sellers shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. As a condition to Sellers making the Section 338(h)(10) Election, Purchaser shall pay to Sellers, in cash, the amount of additional consideration necessary to cause each Seller’s aggregate after-Tax net proceeds from the sale of the Common Stock with the Section 338(h)(10) Election to be equal to the aggregate after-Tax net proceeds that such Seller would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal, and local Tax implications, including the taxability of additional amounts received (the “Tax Adjustment”). In making such calculations, the actual federal and state tax rates to which Sellers are subject shall be used. For the avoidance of doubt, the Tax Adjustment shall not include any Taxes resulting from the application, if any, of Section 1374 of the Code or the installment method of reporting gain. Any disputes over the Tax Adjustment shall be referred for timely resolution to the Accounting Firm. The costs of the Accounting Firm shall be borne as set forth in Section 2.7(c). The determination of the Accounting Firm with respect to the disputed items shall be conclusive and binding on Purchaser and the Sellers. The amount of the Tax Adjustment shall be paid to Sellers as additional Purchase Price pro rata based on their share ownership no later than the date the Section 338(h)(10) Election for U.S. federal income tax purposes is filed.

(b) In the event that Purchaser determines to make the Section 338(h)(10) Election, Purchaser shall deliver to the Sellers at least sixty (60) days prior to the due date for making the Section 338(h)(10) Election (the “Due Date”), copies of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”) properly completed to the extent pertaining to Purchaser and the transactions contemplated by this Agreement. The Forms shall be properly completed by the Sellers to the extent pertaining to the Sellers, and shall be duly executed by each Seller and an authorized person for Purchaser within thirty (30) days after delivery by Purchaser (“Delivery”). In the event that Purchaser determines to make the 338(h)(10) Election, Purchaser shall duly and timely file the Forms as prescribed by Treasury Regulations Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.

(c) In the event that Purchaser determines to make the Section 338(h)(10) Election, at least sixty (60) days prior to the Due Date, Purchaser shall provide the Seller Representative with a draft of Internal Revenue Service Form 8883. Such Form 8883 shall be prepared in a manner consistent with the principles and methodologies set forth on Schedule 9.3(c) and the requirements of Section 338 and the Treasury Regulations promulgated thereunder. The Seller Representative shall review such Form 8883 and provide any proposed revisions to Purchaser within fifteen (15) days after Delivery. Purchaser and the Seller Representative shall negotiate in good faith with respect to such proposed revisions and attempt to resolve any differences between the parties. If Purchaser and the Seller Representative are unable to reach agreement with respect to such Form 8883 within forty-five (45) days after Delivery, any disputed items shall be referred for timely resolution to the Accounting Firm. The costs of the Accounting Firm shall be borne as set forth in Section 2.7(c). The determination of the Accounting Firm with respect to the disputed items shall be conclusive and binding on Purchaser and the Sellers. If a Tax Return is required by applicable law to be filed or a payment made before the Accounting Firm has resolved the disputed items (taking into account valid extensions of time within which to file, which shall be sought to the extent necessary to permit the resolution of disputed items), the Tax Return shall be filed or payment made as determined by Purchaser, and shall be amended if necessary to reflect the determination of the Accounting Firm with respect to the disputed items. The Form 8883, including all information that has been agreed to or finally determined by the Accounting Firm shall be referred to as the “Final Allocation.” Each of Purchaser, the Company and the Sellers shall prepare and timely file all Tax Returns consistent with, and shall not take any Tax position inconsistent with, the Final Allocation.

(d) In the event that Purchaser determines to make the Section 338(h)(10) Election, Sellers shall provide Purchaser with a preliminary schedule computing the amount of the Tax Adjustment within thirty (30) days after Delivery of the Form 8883, based on Purchaser’s proposed draft of such Form 8883 and Seller Representative’s proposed revisions to such Form 8883 in accordance with Section 9.3(c), which shall be updated as of the date of the determination of the Final Allocation of the Purchase Price pursuant to Section 9.3(c), whether as agreed by Sellers and Purchaser or as determined by the Accounting Firm. If there is an adjustment with respect to any Tax Return of the Company resulting from any audit or other proceeding by any Governmental Authority that establishes that the Tax Adjustment should have been more or less than the amount initially determined pursuant to Section 9.3(a), then the difference shall be promptly paid, as the case may be, by Purchaser to Sellers as additional Purchase Price pro rata based on each Seller’s share ownership, or by Sellers to Purchaser as an adjustment to the Purchase Price.

Section 9.4 Conveyance Taxes. Sellers shall be responsible for and shall pay all sales, use, value added, transfer, stamp, registration, goods and services, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement; provided, however, that Purchaser shall be responsible for and shall pay any such Taxes incurred as a result of the Section 338(h)(10) Election. Sellers and Purchaser agree to jointly prepare and (where applicable) file all required change of ownership and similar statements.

Section 9.5 Survival. The covenants and obligations set forth in this Article IX shall survive until the date that is sixty (60) days following the expiration of the period of legal statutory limitations applicable to the Losses in question (giving effect to any waiver, mitigation or extension thereof).

ARTICLE X

NON-COMPETITION

Section 10.1 Covenants Against Competition. The parties acknowledge and agree that (a) the Company is engaged in the Company Business; (b) the Company Business is conducted in the United States (the “Restricted Territory”); (c) his/her relationship with the Company has given such Seller access to Trade Secrets and confidential information of the Company; (d) the agreements contained in this Article X are essential to protect the business and goodwill of the Company; and (e) Purchaser would not purchase the Purchased Shares but for such agreements and covenants. Accordingly, each Seller agrees, severally and not jointly, as follows:

(a) Non-Compete. For a period of three (3) years following the Closing Date (the “Restricted Period”), such Seller agrees that such Seller shall not within the Restricted Territory, directly or indirectly, except as an employee, officer or contractor of the Company: (i) engage in the Company Business for such Seller’s own account; (ii) except as agreed to in writing by Purchaser and such Seller, own the equity of any third party that engages in the Company Business; or (iii) engage in any activities that are competitive with the activities or products of Purchaser’s healthcare business as existing or under development on the date hereof; provided, however, such Seller may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange if such Seller is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 1% or more of any class of securities of such person.

(b) Confidential Information; Personal Relationships. Each Seller promises and agrees that during the Restricted Period, and solely with respect to Trade Secrets at any time after the Restricted Period, such Seller will not disclose to any person not employed by the Company or not engaged to render services to the Company, and that such Seller will not use for the benefit of such Seller or others, any Confidential Information or Trade Secrets of the Company obtained by such Seller while such Seller was a stockholder of the Company; provided, however, that this provision shall not preclude such Seller from use or disclosure of information if (i) use or disclosure of such information shall be required by any applicable Requirements of Law or any Governmental Authority, (ii) use or disclosure of such information is reasonably required in connection with any Claim against or involving such Seller, (iii) such information is readily ascertainable from public or published information or trade sources (other than information known generally to the public as a result of a violation of this Section 10.1 by any Seller); or (iv) use or disclosure of such information is reasonably required in connection with such Seller’s continued employment with or engagement as a contractor to the Company.

(c) Non-Solicitation. During the Restricted Period, each Seller covenants and agrees to not, directly or indirectly: (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or hire any current employee of the Company, current or former shareholder of the Company, or former employee of the Company (unless such former employee has ceased to be employed by the Company for more than one year prior to Closing); or (ii) induce or attempt to induce any Company customer, supplier, licensee, licensor or franchisee of the Company to cease doing business with the Company.

Section 10.2 Rights and Remedies Upon Breach. If any Seller breaches, or threatens to commit a breach of, any of the provisions of Section 10.1 (the “Restrictive Covenants”), Purchaser and the Company shall have the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to Purchaser and the Company and that money damages may not provide an adequate remedy to Purchaser and the Company.

Section 10.3 Severability of Covenants. Each Seller acknowledges and agrees that as to such Seller, the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to the Sellers or to any Seller, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect as to the Sellers or such Seller, without regard to the invalid portions.

Section 10.4 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable as to the Sellers or to any Seller because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to the Sellers or such Seller, and, in its reduced form, such provision shall then be enforceable.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Public Announcements. The parties hereto each agree (a) to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) to provide to the other party for review a copy of any such press release or public statement and (c) to not issue any such press release or make any such public statement prior to such consultation and review and, unless such issuance is required by applicable Requirements of Law or the rules of the Nasdaq Stock Market, the receipt of the prior consent of the other Parties.

Section 11.2 Expenses. Purchaser, on the one hand, and the Sellers, on the other hand, will each be responsible for their own transaction fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives or consultants) in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”), whether or not the transactions contemplated hereby are consummated. For the avoidance of doubt, any Transaction Expenses incurred by the Company shall be the responsibility of the Sellers, and any Transaction Expenses incurred by the

Company that have not been paid by the Sellers as of the Closing shall be deemed to be Debt for purposes of payment of the Purchase Price; provided, however, that the fees incurred in connection with the restatement of the Required Financials shall be deemed Transaction Expenses of the Purchaser and therefore not considered Debt.

Section 11.3 Treatment of Indemnity Payment. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly except as otherwise required by applicable Requirements of Law.

Section 11.4 Interpretation. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person also refer to its predecessors and permitted successors and assigns.

Section 11.5 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a)	if to the Seller Representative, to:

Donald Leeper
J.A. Thomas and Associates, Inc.
3715 Northside Drive Northwest
Atlanta, GA 30327

with a copy (which shall not constitute notice) to:

Womble Carlyle Sandridge, Rice, LLP
271 17th Street, NW
Suite 2400
Atlanta, Georgia 30363
Attention: Clinton D. Richardson, Esq.
Lou Barbieri, Esq.
Fax: (404) 888-7490

(b)	if to Purchaser:

Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
Attention: Senior Vice President Corporate Development
Fax: (781) 565-5001

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
1700 K Street, NW
Fifth Floor
Washington, D.C. 20006
Attention: Robert Sanchez, Esq.
Daniel Peale, Esq.
Fax: (202) 973-8899

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if faxed. Any party may by notice given in accordance with this Section 11.5 designate another address or Person for receipt of notices hereunder.

Section 11.6 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, Purchaser may assign any of its rights under this Agreement or the other Transaction Documents to any of its Affiliates. The Sellers may not assign any of their rights under this Agreement without the written consent of Purchaser. Except as specifically set forth herein, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement, nor shall any such third party be entitled to reference, cite, or otherwise invoke any provision of this Agreement in their favor over the objection of any party hereto (as their respective interests may appear).

Section 11.7 Amendment and Waiver. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Sellers or Purchaser from the terms of any provision of this Agreement, shall be effective, unless otherwise expressly set forth herein, (a) only if it is made or given in writing and signed by all of the Sellers and Purchaser and (b) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Sellers in any case shall entitle the Sellers to any other or further notice or demand in similar or other circumstances.

Section 11.8 Counterparts/Facsimile and Other Signatures. This Agreement may be executed by delivery of facsimile or electronic signatures in .pdf or similar format, in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 11.9 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 11.10 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to applicable principles of conflicts of law. Each of the parties hereby irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such parties and waives and covenants not to assert or plead any objection that they otherwise might have to such jurisdiction, venue and such process.

Section 11.11 Legal Fees. Purchaser agrees that in any action arising out of or related to Purchaser’s or the Company’s breach of any covenant or agreement under this Agreement (which with respect to the Company shall only apply to breaches of any post-Closing covenants or agreements of the Company) each Seller’s damages shall include and the Purchaser or the Company shall pay all reasonable fees, disbursements and other charges of counsel incurred by each Seller in connection with such action or collection of amount due.

Section 11.12 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 11.13 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

Section 11.14 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 11.15 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.

PURCHASER:

NUANCE COMMUNICATIONS, INC.

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: Chief Financial Officer

COMPANY:

J.A. THOMAS AND ASSOCIATES, INC.

By:	/s/ Joanne Webb
Name: Jo-Anne Webb
Title: Chief Executive Officer

SELLERS:

/s/ Gary Hullquist
Gary Hullquist, an individual

/s/ Donald Leeper
Donald Leeper, an individual

/s/ Melinda Tully
Melinda Tully, an individual

/s/ Paul Weygandt
Paul Weygandt, an individual

/s/ Joanne Webb
Joanne Webb, an individual

SELLER REPRESENTATIVE:

/s/ Donald Leeper
Donald Leeper, an individual, solely in his capacity as the Seller Representative